Exhibit 99.1

ASX/Media RELEASE	31 October 2007

pSivida Quarterly Cash Flow – Sept. 30, 2007

Commentary and Highlights

– Pfizer Inc. largest shareholder at approximately 10%

– Company completes recruitment of Medidur™ Phase III Study

– Company completes recruitment of BrachySil™ Phase II Study

Boston, MA. and Perth, Australia – pSivida Limited (ASX:PSD, NASDAQ:PSDV, Xetra:PSI) announced the filing of its Quarterly Cash Flow Statement for the quarter ended September 30, 2007 with the ASX.

Cash Flow

The cash balance at September 30, 2007 was A$18.5m (US$16.5m) an increase of A$15.4m (US$13.8m) from the balance at June 30, 2007. During the quarter, net cash inflows from financing activities were A$21.3m (US$18.4m) from a share placement in July. Net cash used in operating activities was $A5.3m (US$4.5m) and net cash used in investing activities was $A95k (US$80k). The Company’s burn rate, which we define as net cash used in operating activities, was A$5.3m, the same as the previous quarter. This compares to an average burn rate of A$6.3m per quarter during fiscal 2007. The Company is debt free having repaid all of its convertible notes as of June 30, 2007.

In the June Quarterly Cash Flow we reported that Bausch and Lomb will retain 100% of the next US$4.7m (A$5.5m) of Retisert® royalties otherwise payable in accordance with a royalty advance agreement the Company entered into with Bausch & Lomb in June 2005. Royalties otherwise payable for the quarter ended September 30, 2007 were US$510k (A$601k), which represents a 9% decrease from US$559k (A$673k) for the quarter ended June 30, 2007 and a 3% increase from US$495k (A$654k) for the quarter ended September 30, 2006. Retisert® is the only FDA-approved treatment for posterior uveitis, a chronic eye disease.

Pfizer increases investment in pSivida to A$13.7m (US$11.5m) or approximately 10% of outstanding shares

In July 2007, the Company raised A$24.0m (US$20.6m) of gross proceeds from share placements including a A$7.5m (US$6.5m) investment by Pfizer Inc. that increased their total investment in the Company to A$13.7m (US$11.5m) or approximately 10% of outstanding shares, making Pfizer the largest shareholder in the Company. Cowen and Company, LLC acted as lead placement agent and JMP Securities acted as co-agent in the July placement.

This investment and Pfizer’s earlier equity investment of US$5 million were made pursuant to a collaborative research and licensing agreement that provides for a total of up to US$165 million in equity investments and development and sales-related milestones. The Company expects to receive certain research and development funding from Pfizer under the agreement, commencing in January 2008.

Enrolment competed for pivotal Phase III study of Medidur™ FA for DME

Enrolment is complete for the FAME™ (Fluocinolone Acetonide in Diabetic Macular Edema) Study of Medidur FA™ for the treatment of Diabetic Macular Edema (DME). FAME is a double masked, randomized, multi-center study that is following more than 900 patients in the U.S., Canada, Europe and India for 36 months, with safety and efficacy assessed at two years. Alimera Sciences and pSivida are jointly developing Medidur FA under a collaborative research and development agreement.

More than 500,000 people in the United States have DME and this number is expected to exceed 700,000 by the year 2010. Currently there are no FDA-approved drug treatments for DME.

DSMB supports continuation of pivotal Phase III study of Medidur™ FA for DME

After completing its review of safety and efficacy data currently available, an independent Data Safety Monitoring Board (DSMB) has recommended that the pivotal Phase III clinical trial FAME™ Study continue under the current protocol, without change. The trial is studying the use of Medidur FA™ for the treatment of DME.

Enrolment begins for first human PK study of Medidur™ FA for DME

This pharmacokinetic (PK) study is designed to support the FAME™ trial by providing pharmacokinetic/pharmacodynamic correlation data from DME patients. 16 patients are planned to be enrolled in this three-year, open label study. Samples of blood and aqueous humor, (the fluid in the front of the eye) will be periodically taken to assess systemic and anterior chamber drug levels, respectively.

Recruitment of Pancreatic Cancer Study completed

The recruitment stage of the Phase IIa clinical study of BrachySilTM for the treatment of inoperable pancreatic cancer was completed with a total of 17 patients treated at three leading hospitals in the United Kingdom and Singapore. All are major centers for cancer therapy.

Appointment of Dr Katherine Woodthorpe to the pSivida Board

Dr Katherine Woodthorpe was appointed as a Non-executive Director of the company, based in Sydney, Australia. Dr Woodthorpe is currently the Chief Executive of AVCAL, the Australian Private Equity and Venture Capital Association and has more than 25 years experience in the technology and commercialisation industry.

-ENDS-

Released by:

pSivida Limited Brian Leedman Vice President, Investor Relations pSivida Limited Tel: +61 8 9226 5099 brianl@psivida.com	US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1100 ext. 12 bjedynak@janispr.com	European Public Relations Eva Reuter Accent Marketing Limited Tel: +49 (254) 393 0740 e.reuter@dr-reuter.eu

NOTES TO EDITORS:

pSivida is a global drug delivery company committed to the biomedical sector and the development of drug delivery products. Retisert® is FDA approved for the treatment of uveitis. Vitrasert® is FDA approved for the treatment of AIDS-related CMV Retinitis. Bausch & Lomb owns the trademarks Vitrasert and Retisert. pSivida has licensed the technologies underlying both of these products to Bausch & Lomb. The technology underlying Medidur™ for diabetic macular edema is licensed to Alimera Sciences and is in Phase III clinical trials. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. for other ophthalmic applications of the Medidur technology.

pSivida owns the rights to develop and commercialize a modified form of silicon (porosified or nano-structured silicon) known as BioSilicon™, which has applications in drug delivery, wound healing, orthopedics, and tissue engineering. The most advanced BioSilicon product, BrachySil™ delivers a therapeutic, P32 directly to solid tumors and is presently in Phase II clinical trials for the treatment of pancreatic cancer.

pSivida’s intellectual property portfolio consists of 70 patent families, 105 granted patents, including patents accepted for issuance, and over 300 patent applications. pSivida conducts its operations from facilities near Boston in the United States, Malvern in the United Kingdom and Perth in Australia.

pSivida is listed on NASDAQ (PSDV), the Australian Stock Exchange (PSD) and the Frankfurt Stock Exchange XETRA system (PSI). pSivida is a founding member of the NASDAQ Health Care Index and the Merrill Lynch Nanotechnology Index.

Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the risks that we will not be able to raise additional capital; that we will continue to incur losses and may never become profitable; that we will be required to pay penalties pursuant to registration agreements with securities holders and not have sufficient funds to do so; that we will be unable to develop new products; that we will be unable to protect our own intellectual property or will infringe on others’ intellectual property; that we will not receive regulatory approvals necessary to commercialize products; that we will be unable to secure partners necessary to develop and market products; that our current licensees will terminate their agreements with us; that our competitors’ products will receive regulatory approval before, reach the market before, or otherwise receive better market acceptance than, our product candidates; that our international business operations will result in increased costs or delays; that manufacturing problems will delay product development and commercialization; that third-party reimbursement and health care providers will not cover the costs of our products; that we will fail to retain some or all of our key personnel; we will be subject to product liability suits and not have sufficient insurance to cover damages; that we will fail to effectively manage changes in our business; that we will fail to comply with environmental laws and regulations; that we will fail to achieve and maintain effective internal control over financial reporting; that amortization or impairment of other intangibles will adversely affect our operating results; that our being headquartered outside of the United States will make it difficult to effect legal services against us or our management, lead to adverse shareholder tax consequences, or otherwise limit shareholder rights; that we will be delisted from the ASX or NASDAQ; that our expectation to not pay cash dividends will decrease our stock price; that exercise of outstanding warrants and stock options will dilute ownership and reduce stock price; that future stock issuances could dilute ownership, restrict operations, encumber assets, or otherwise cause a decline in stock price; and the risk that Pfizer will influence our business in non-beneficial ways; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.